Exhibit 99.1

Investor Contact: Larry P. Kromidas

618-258-3206

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES FOURTH QUARTER 2005 RESULTS

CLAYTON, MO, January 30, 2006 – Olin Corporation (NYSE: OLN) announced today that sales for the fourth quarter of 2005 were $604.1 million, compared with $487.3 million in the fourth quarter of 2004. Net income in the fourth quarter of 2005 was $32.6 million, or $0.45 per diluted share, compared with net income of $22.8 million, or $0.32 per diluted share, in the fourth quarter of 2004. Fourth quarter 2005 earnings include a pretax recovery from a third party of $30.4 million of environmental costs incurred and expensed in prior periods and the related interest, a favorable $2.5 million pretax adjustment related to asset retirement obligations, and a pretax charge for an accounting change of $10.5 million related to the adoption of Interpretation 47 of FAS 143 (Accounting for Asset Retirement Obligations).

Net income for the full year 2005 was $133.3 million, or $1.86 per diluted share, compared with net income of $54.8 million, or $0.80 per diluted share, in 2004. Sales in 2005 were $2.4 billion compared to $2.0 billion in 2004. Earnings in 2005 include pretax recoveries from third parties of $49.9 million of environmental costs incurred and expensed in prior periods and the related interest, $9.4 million of pretax gains associated with real estate transactions, the $2.5 million favorable adjustment related to asset retirement obligations, $1.2 million of tax recoveries, and a pretax charge for an accounting change of $10.5 million related to Interpretation 47 of FAS 143.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “Our fourth quarter net income of $0.45 per diluted share exceeded our guidance of $0.25 per diluted share due primarily to the recovery of environmental expenses and related interest. As expected, volumes in our Chlor Alkali business were negatively impacted by continuing customer issues related to Hurricanes Katrina and Rita, but ECU netbacks improved to $545 compared to $515 in the third quarter of 2005 and $410 in the fourth quarter of 2004.

Our Metals business improved sequentially over the third quarter of 2005 due to improved costs, while our Winchester business continued to be negatively impacted by rising commodity and raw material costs.

As a consequence of the ongoing cost reduction efforts of our Metals business, we have made the decision to close our Waterbury Rolling Mills facility in Waterbury, Connecticut. In conjunction with this action, we will consolidate these production activities into our East Alton, Illinois mill. We are also considering decisions regarding the possible restructuring or closure of additional facilities, in addition to other overhead reductions.

We intend to record a one-time pretax charge for these actions of $25-30 million in 2006, most of which will occur in the first quarter. We expect this charge to be partially offset by one-time inventory gains of approximately $10 million in 2006. We believe these actions will generate annual cost savings in the $9-12 million range and the implementation of these actions will be cash neutral.

Earnings in the first quarter of 2006, excluding charges associated with the cost reduction efforts of our Metals business, are projected to be in the $0.45 per diluted share range. This forecast reflects improved volumes and higher ECU netbacks compared to the fourth quarter of 2005 in the Chlor Alkali business. Metals earnings are projected to be lower than the first quarter of 2005 due to higher costs and lower volumes, while Winchester earnings are expected to be in line with the first quarter of 2005. Pretax expenses associated with pension and the expensing of stock options are projected to increase by $3 and $1 million per quarter, respectively, compared to 2005.”

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the fourth quarter of 2005 were $156.7 million, compared to $130.0 million in the fourth quarter of 2004. The increase reflects a 10% decline in chlorine and caustic volumes, more than offset by a 33% increase in chlorine and caustic prices. Shipment volumes were impacted during the quarter by customer outages caused by Hurricanes Katrina and Rita. Chlor Alkali income during the quarter was $56.3 million compared to $42.0 million in the fourth quarter of 2004. The higher level of income reflects the higher selling prices offset by lower volumes and higher electricity and transportation costs.

METALS

Metals sales for the fourth quarter of 2005 were $366.7 million compared to $278.6 million for the fourth quarter of 2004. This increase in sales is due primarily to higher copper prices in the fourth quarter of 2005 compared to 2004. Shipment volumes in the fourth quarter of 2005 increased 4% from the fourth quarter of 2004. Electronics and coinage volumes in the fourth quarter of 2005 increased 33% and 38%, respectively, compared to the fourth quarter of 2004, while building product volumes declined 5%. Fourth quarter 2005 ammunition shipments increased 11% over fourth quarter 2004, while automotive shipments were in line with fourth quarter 2004 levels.

For the full year 2005, ammunition and coinage shipments increased 15% and 17%, respectively, compared to 2004. Automotive and building product shipments declined 9% and 8%, respectively, compared to 2004, while 2005 electronics shipments were in line with 2004. Metals segment income in the fourth quarter of 2005 declined to $5.0 million from the fourth quarter of 2004 income of $11.1 million. The decline reflects higher energy costs and metal shrinkage costs caused by higher copper prices. These cost increases more than offset the impact of higher shipments.

WINCHESTER

Winchester fourth quarter 2005 sales were $80.7 million, which is slightly higher than fourth quarter 2004 sales of $78.7 million. Higher levels of domestic military and commercial sales were partially offset by lower international sales. Winchester’s fourth quarter 2005 results were a loss of $0.3 million compared to income of $2.4 million in the fourth quarter of 2004. Higher levels of commodity and other material costs in 2005 more than offset the impact of higher selling prices.

CORPORATE AND OTHER COSTS

For the year 2005, pension expense was $26.2 million, compared to $10.7 million in 2004. The year-over-year increase in pension expense is due primarily to the amortization of pension plan losses from prior periods.

Under Statement of Financial Accounting Standards (“SFAS”) No. 87, the Company recorded non-cash after tax charges of $29.2 million and $23.7 million to Shareholders’ Equity as of December 31, 2005 and December 31, 2004, respectively. These charges reflect an accumulated benefit obligation in excess of the year-end market value of assets of the pension plan. In 2005, the cost impact of plan changes and the adverse effect of lower interest rates more than offset the increase in the value of plan assets. In 2004, the adverse impact of lower interest rates more than offset the increase in plan assets.

The year 2005 results reflect a net environmental credit of $15.8 million which includes recoveries from third parties of costs incurred and expensed in prior periods of $38.5 million. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $22.7 million, compared with $23.4 million in 2004. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations. In 2006, we currently estimate that these charges to income will be in the $20 million range.

During the fourth quarter of 2005 the Company, based on revised estimates of future expenses, reduced the asset retirement obligation it recorded in accordance with the adoption of Financial Accounting Standards No. 143 “Accounting for Asset Retirement

Obligations.” This is reflected as a reduction in corporate and other expenses of $2.5 million. In the fourth quarter of 2004, the Company sold its Indianapolis facility. As a result of this sale, the Company reduced the asset retirement obligation it had previously recorded. This was also reflected as a $2.5 million reduction in corporate and other expenses. Other corporate and unallocated costs increased from 2004 to 2005 due to higher legal and legal-related expenses, a portion of which was related to the environmental recoveries realized in 2005, and higher incentive compensation costs based on higher earnings.

Other operating income for 2005 includes $9.1 million of gains associated with real estate transactions.

In December 2005, the Company adopted Interpretation 47 of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligation.” Interpretation 47 clarifies when a company would have sufficient information to estimate the fair value of an asset retirement obligation. In conjunction with this adoption, a pretax non-cash charge of $10.5 million was recorded as an accounting change in the fourth quarter of 2005. This charge is primarily for asset retirement obligations related to production technology and building materials.

INTEREST INCOME

Interest income for 2005 increased by $16.4 million from 2004. The 2005 interest income included interest of $11.4 million associated with the recoveries from third parties of environmental costs incurred and expensed in prior periods. Interest income also increased as a result of higher cash balances and increased short-term investment rates.

DIVIDEND

On January 27, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2006 to shareholders of record at the close of business February 10, 2006. This is the 317th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The company’s fourth quarter earnings conference call with securities analysts is scheduled for 2 p.m. Eastern time, Monday, January 30. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.

Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website at least 5 minutes before the call. The call will also be audio archived on the Olin website for future replay. A text of the prepared remarks from the conference call will be available on the website in the Investor section under Recent Press Releases and Speeches after the conclusion of the call. Archived versions of the call will be available until February 6.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as terrorist attacks or war with one or more countries;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and energy or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits and unresolved income tax issues; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2006 - 03

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share amounts)	2005	2004	2005	2004
Sales	$604.1	$487.3	$2,357.7	$1,996.8
Operating Expenses:
Cost of Goods Sold	514.0	410.2	1,998.8	1,764.9
Selling and Administration	47.9	39.4	176.3	141.0
Research and Development	1.1	1.1	4.2	3.9
Restructuring Charges (b)	—	0.2	0.3	9.6
Other Operating Income (c)	—	—	9.1	5.5

Operating Income	41.1	36.4	187.2	82.9
Earnings of Non-consolidated Affiliates	11.6	5.3	38.5	10.1
Interest Expense	5.1	5.3	19.9	20.2
Interest Income	14.3	0.6	18.3	1.9
Other Income (d)	0.2	0.2	1.5	4.5

Income from Continuing Operations before Taxes and Cumulative Effect of Accounting Change	62.1	37.2	225.6	79.2
Income Tax Provision (e)	23.1	14.6	85.9	28.5

Income from Continuing Operations before Cumulative Effect of Accounting Change	39.0	22.6	139.7	50.7
Discontinued Operations :
Income from Discontinued Operations, Net	—	—	—	0.6
Gain on Disposal of Discontinued Operations, Net	—	0.2	—	3.5

Income before Cumulative Effect of Accounting Change	39.0	22.8	139.7	54.8
Cumulative Effect of Accounting Change, Net (f)	(6.4)	—	(6.4)	—

Net Income	$32.6	$22.8	$133.3	$54.8

Diluted Income Per Common Share:
Income from Continuing Operations before Cumulative Effect of Accounting Change	$0.54	$0.32	$1.95	$0.74
Income from Discontinued Operations, Net	—	—	—	0.01
Gain on Disposal of Discontinued Operations, Net	—	—	—	0.05
Cumulative Effect of Accounting Change, Net	(0.09)	—	(0.09)	—

Net Income	$0.45	$0.32	$1.86	$0.80

Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80

Average Common Shares Outstanding - Diluted	71.9	70.8	71.6	68.4

(a)	Unaudited.
(b)	Reflects the restructuring charge for the 2004 relocation of corporate headquarters.
(c)	Other operating income for the twelve-month period ended December 31, 2005 includes the pretax gain on the disposition of real estate. The twelve-month period ended December 31, 2004 includes a non-recurring gain related to a settlement of a contract matter with an outside third party.
(d)	The twelve-month period ended December 31, 2004 includes a $2.0 million gain on the sale of our equity interest in an insurance investment.
(e)	The twelve-month period ended December 31, 2004 includes a $2.3 million reduction in expense associated with the settlement of federal income tax audits for 1992-2000.
(f)	Reflects the cumulative charge for FASB Interpretation 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB 143, “Accounting for Asset Retirement Obligations,” which we adopted on December 31, 2005.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

December 31,	2005	2004
Assets:
Cash & Cash Equivalents	$303.7	$147.3
Accounts Receivable, Net	295.0	242.9
Inventories, Net	262.6	256.5
Current Deferred Income Taxes	—	47.1
Other Current Assets	12.1	18.8

Total Current Assets	873.4	712.6
Property, Plant and Equipment (Less Accumulated Depreciation of $1,390.8 and $1,348.1)	482.2	478.0
Prepaid Pension Costs	248.3	257.8
Deferred Income Taxes	80.4	67.4
Other Assets	31.9	23.8
Goodwill	75.1	78.3

Total Assets	$1,791.3	$1,617.9

Liabilities and Shareholders’ Equity:

Current Installments of Long-Term Debt	$1.1	$52.0
Accounts Payable	177.2	117.7
Income Taxes Payable	17.5	0.3
Accrued Liabilities	165.4	151.5

Total Current Liabilities	361.2	321.5
Long-Term Debt	257.2	260.7
Accrued Pension Liability	556.8	505.2
Other Liabilities	189.5	174.6

Total Liabilities	1,364.7	1,262.0

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 71.9 Shares (70.6 in 2004)	71.9	70.6
Additional Paid-in Capital	683.8	659.5
Accumulated Other Comprehensive Loss	(304.4)	(273.3)
Accumulated Deficit	(24.7)	(100.9)

Total Shareholders’ Equity	426.6	355.9

Total Liabilities and Shareholders’ Equity	$1,791.3	$1,617.9

(a)	Unaudited.

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Twelve Months Ended December 31,	2005	2004
Operating Activities:
Income from Continuing Operations and Cumulative Effect of Accounting Change	$133.3	$50.7
Earnings of Non-consolidated Affiliates	(38.5)	(10.1)
Other Operating Income - Gains on Disposition of Property Plant and Equipment	(9.1)	—
Gain on Sale of Insurance Investment	—	(2.0)
Depreciation and Amortization	72.5	73.3
Deferred Income Taxes	60.0	(13.2)
Cumulative Effect of Accounting Change	6.4	—
Qualified Pension Plan Contributions	(6.1)	(169.4)
Qualified Pension Plan Expense	20.7	5.3
Common Stock Issued Under Employee Benefit Plans	2.9	2.8
Changes in:
Receivables	(52.1)	(60.5)
Inventories	(6.1)	(16.6)
Other Current Assets	6.7	(3.2)
Accounts Payable and Accrued Liabilities	73.4	10.0
Income Taxes Payable	17.2	(1.0)
Other Assets	(8.4)	—
Other Noncurrent Liabilities	4.0	3.9
Other Operating Activities	2.1	(4.7)

Cash Provided by (Used for) Continuing Operations	278.9	(134.7)
Discontinued Operations:
Income from Discontinued Operations, Net	—	4.1
Gain on Disposal of Discontinued Operations	—	(5.8)

Net Operating Activities	278.9	(136.4)

Investing Activities:
Capital Expenditures	(81.0)	(55.1)
Proceeds from Sales of Business and Insurance Investment	—	19.7
Proceeds from Disposition of Property, Plant and Equipment	14.2	0.8
Business Acquired in Purchase Transaction	—	(3.2)
Investments and Advances - Affiliated Companies at Equity	31.0	9.4
Other Investing Activities	(2.3)	1.9

Net Investing Activities	(38.1)	(26.5)

Financing Activities:
Long-Term Debt:
Borrowings	2.9	—
Repayments	(52.0)	(27.2)
Issuance of Common Stock	12.4	189.3
Stock Options Exercised	9.8	14.5
Dividends Paid	(57.1)	(55.7)
Other Financing Activities	(0.4)	(0.5)

Net Financing Activities	(84.4)	120.4

Net Increase (Decrease) in Cash and Cash Equivalents	156.4	(42.5)
Cash and Cash Equivalents, Beginning of Year	147.3	189.8

Cash and Cash Equivalents, End of Period	$303.7	$147.3

(a)	Unaudited.

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Sales:
Chlor Alkali Products	$156.7	$130.0	$610.2	$448.2
Metals	366.7	278.6	1,402.7	1,230.1
Winchester	80.7	78.7	344.8	318.5

Total Sales	$604.1	$487.3	$2,357.7	$1,996.8

Income from Continuing Operations before Taxes and Cumulative Effect of Accounting Change:
Chlor Alkali Products (b)	$56.3	$42.0	$237.0	$83.0
Metals (b)	5.0	11.1	34.0	50.5
Winchester	(0.3)	2.4	7.8	21.9
Corporate/Other:
Pension (Expense) Income (c)	(0.3)	3.9	(2.0)	11.3
Environmental (Provision) Credit (d)	11.6	(4.6)	15.8	(23.4)
Other Corporate and Unallocated Costs	(19.6)	(12.9)	(75.7)	(46.2)
Restructuring Charges	—	(0.2)	(0.3)	(9.6)
Other Operating Income	—	—	9.1	5.5
Interest Expense	(5.1)	(5.3)	(19.9)	(20.2)
Interest Income	14.3	0.6	18.3	1.9
Other Income	0.2	0.2	1.5	4.5

Income from Continuing Operations before Taxes and Cumulative Effect of Accounting Change	$62.1	$37.2	$225.6	$79.2

(a)	Unaudited.
(b)	Earnings of non-consolidated affiliates are included in the segment results consistent with management’s monitoring of the operating segments. The earnings from non-consolidated affiliates, by segment, are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Chlor Alkali Products	$11.4	$5.1	$37.8	$9.0
Metals	0.2	0.2	0.7	1.1

Earnings of Non-consolidated Affiliates	$11.6	$5.3	$38.5	$10.1

(c)	The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.
(d)	The three- and twelve-month periods ended December 31, 2005, include gains primarily associated with the recoveries from third parties of costs incurred and expensed in prior periods of $19.0 million and $38.5 million, respectively.

Olin Corporation

Quarterly Trend Data (a)

(In millions, except per share amounts)

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$560.9	$593.7	$599.0	$604.1	$2,357.7
Income from Continuing Operations before Taxes and Cumulative Effect of Accounting Change	59.4	52.9	51.2	62.1	225.6
Depreciation and Amortization	17.5	18.0	18.2	18.8	72.5
Capital Expenditures	12.1	15.2	17.8	35.9	81.0
Dividends Paid	14.2	14.3	14.3	14.3	57.1

Total Debt to Total Capitalization	44.3%	38.9%	37.1%	37.7%	37.7%

Diluted Income Per Common Share:
Income from Continuing Operations before Taxes and Cumulative Effect of Accounting Change, Net	$0.52	$0.45	$0.44	$0.54	$1.95
Cumulative Effect of Accounting Change, Net (b)				(0.09)	(0.09)

Net Income	$0.52	$0.45	$0.44	$0.45	$1.86

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding—Diluted	71.4	71.4	71.7	71.9	71.6

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
Sales	$482.9	$506.5	$520.1	$487.3	$1,996.8
Income from Continuing Operations before Taxes	5.1	11.4	25.5	37.2	79.2
Depreciation and Amortization	18.0	18.2	19.0	18.1	73.3
Capital Expenditures	7.2	10.6	12.1	25.2	55.1
Dividends Paid	13.8	13.9	14.0	14.0	55.7

Total Debt to Total Capitalization	48.3%	46.8%	46.6%	46.8%	46.8%

Diluted Income Per Common Share:
Income from Continuing Operations, Net	$0.04	$0.09	$0.27	$0.32	$0.74
Income from Discontinued Operations, Net	—	0.01	—	—	0.01
Gain on Disposal of Discontinued Operations, Net	—	0.05	—	—	0.05

Net Income	$0.04	$0.15	$0.27	$0.32	$0.80

Dividends	$0.20	$0.20	$0.20	$0.20	$0.80

Average Common Shares Outstanding—Diluted	64.4	69.7	70.1	70.8	68.4

(a)	Unaudited.
(b)	Reflects the cumulative charge for FASB Interpretation 47, “Accounting for Conditional Asset Retirement Obligations”, an interpretation of FASB 143, “Accounting for Asset Retirement Obligations,” which we adopted on December 31, 2005.